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Exhibit 5.2

April 9, 2019

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:	Wheaton Precious Metals Corp. (the "Corporation") Registration Statement on Form F-10 of the Corporation (the "Registration Statement")

We, as Canadian counsel to the Corporation, hereby consent to the use of and reference to our firm name in the Registration Statement on the cover page and under the headings "Documents Filed as Part of the Registration Statement", "Description of Securities — Debt Securities — Enforceability of Judgments", "Legal Matters" and "Enforceability of Certain Civil Liabilities".

We confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations that are within our knowledge as a result of the services that we have performed in connection with the preparation and filing of the Registration Statement.

Yours truly,

/s/ Cassels, Brock & Blackwell LLP

Cassels, Brock & Blackwell LLP

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  Exhibit 5.2